EXHIBIT 99.1
FOR IMMEDIATE RELEASE
DOLAN MEDIA COMPANY ACQUIRES THE MECKLENBURG TIMES
MINNEAPOLIS, MN — (February 15, 2008) — Dolan Media Company (NYSE: DM) said today that it acquired The Mecklenburg Times, an 84-year-old twice-weekly court and commercial newspaper in Charlotte, North Carolina.
The publication was sold by Legal and Business Publishers, Inc., owned by the Kurie family since 1971.
The Mecklenburg Times, which circulates primarily in Charlotte and surrounding Mecklenburg County, joins Dolan Media’s other legal publications in the Carolinas, including the statewide North Carolina Lawyers Weekly. It will become part of Dolan Media’s law publications group.
“The Mecklenburg Times increases our investment and broadens our news resources serving professionals in the Carolinas,” said Dolan Media Company Chairman, President and Chief Executive Officer James P. Dolan. “Charlotte is a superb market and we look forward to being a part of its vibrant future.”
Dolan Media Company is a leading provider of business information and professional services to the legal, financial and real estate sectors. Its Professional Services Division provides specialized services to the legal profession through its American Processing Company, which serves the foreclosure bar, and through its Counsel Press, LLC, the nation’s largest provider of appellate services. The company’s Business Information Division produces business journals, court and commercial media and other publications, operates web sites and conducts a broad range of events for targeted professional audiences in each of the 21 geographic markets that it serves across the United States.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420